Exhibit 99.6



                                OFFER TO EXCHANGE

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              NET PERCEPTIONS, INC.
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       FOR
                            SHARES OF COMMON STOCK OF
                           OBSIDIAN ENTERPRISES, INC.
                                       BY
                           OBSIDIAN ENTERPRISES, INC.



To Our Clients:

     Enclosed for your consideration are the Offer to Exchange dated December 15, 2003 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Obsidian Enterprises, Inc. ("Obsidian"), a Delaware corporation, to exchange all outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights", the Common Stock and the Rights together are referred to herein as the "Shares"), of Net Perceptions, Inc., a Delaware corporation (the "Company") for shares of Obsidian common stock. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

     1. The exchange ratio is 2.0 shares of Obsidian common stock for each Net Perceptions Share (after the 1 for 50 reverse split effective February 16, 2004, the exchange will be for 1/25 share of Obsidian common stock). No fractional shares will be issued. Instead, each tendering Net Perceptions shareholder who would otherwise be entitled to a fractional share of Obsidian common stock will receive a cash payment for the fractional share, as set forth on page 26 of the Offer to Exchange.

     2. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on February 20, 2004, unless extended (as extended, the "Expiration Date").

     3. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with the Shares then owned Obsidian, represents at least 51% of the total number of Shares outstanding on a fully diluted basis, (b) the Company's Board of Directors taking action which would cause the Rights to be inapplicable to the Offer and the proposed merger or Obsidian being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of the Company and Obsidian (or one of Obsidian's subsidiaries) as described in the Offer, and (c) Obsidian being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the merger of the Company and Obsidian (or one of its subsidiaries) as described in the Offer to Exchange.

     4. Any stock transfer taxes applicable to the sale of Shares to Obsidian pursuant to the Offer will be paid by Obsidian, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Exchange for shares of Obsidian common stock pursuant to the Offer will in all cases be made only after timely receipt by StockTrans, Inc. (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depositary Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth beginning on page 27 of the Offer to Exchange, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Exchange), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                        INSTRUCTION FORM WITH RESPECT TO

                                OFFER TO EXCHANGE

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              NET PERCEPTIONS, INC.
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       FOR
                            SHARES OF COMMON STOCK OF
                           OBSIDIAN ENTERPRISES, INC.
                                       BY
                           OBSIDIAN ENTERPRISES, INC.

     The  undersigned  acknowledge(s)  receipt of your  letter and the  enclosed
Offer to Exchange dated December 15, 2003, and the related Letter of Transmittal, in connection with the offer by Obsidian Enterprises, Inc. ("Obsidian") to exchange all outstanding shares of common stock, par value $0.0001 per share, and the associated preferred stock purchase rights (together, the "Shares"), of Net Perceptions, Inc. for shares of Obsidian common stock.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exchange and the related Letter of Transmittal.


Number of Shares to be Tendered:                        SIGN HERE

________________________________________     ___________________________________
               Shares*                                  Signature(s)

Dated: _________________________________     ___________________________________
                                                           Name(s)

                                                         Address(es)
                                                ________________________________

                                                ________________________________

                                                ________________________________



* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.